Exhibit 99.1

The Boeing Company Global Stock Purchase Plan

Section 1. Purpose of the Plan

The purpose of The Boeing Company Global Stock Purchase Plan (the “Plan”) is to attract and retain employees of The Boeing Company (the “Company”) and its Participating Subsidiaries or Affiliates, and enable them to acquire a stock ownership interest in the Company.

The Plan includes two components: (a) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code (although the Company makes no representation of such qualification or undertaking to maintain such qualification); and (b) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”), under which options may be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax effectiveness or other objectives for Eligible Employees, the Company, and its Participating Affiliates, as applicable. Except as otherwise provided in the Plan, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Section 2. Definitions

As used in the Plan,

“Account” means the account established and maintained by the Company to which shall be credited pursuant to Section 6.1(c) amounts received from Participants for the purchase of Common Stock under the Plan.

“Affiliate” means any entity, whether now or hereafter existing, in which the Company owns, directly or indirectly, 100% of the combined equity thereof, which does not meet the requirements to be a Subsidiary.

“Authorized Officer” means the Company’s chief human resources officer, the Company’s vice president of compensation or any other officer of the Company as may be designated by the Committee.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, provided that to the extent the Committee has delegated any or all of its authority or responsibilities under this Plan to an Authorized Officer, references to “Committee” shall be construed as referring to such Authorized Officer where context demands.

“Common Stock” means the common stock, par value $5.00 per share, of the Company.

“Eligible Compensation” means the following types of earnings paid to an Eligible Employee for their service on behalf of the Company or a Participating Subsidiary or Affiliate: (a) salary and fixed base compensation including compensation for overtime, and (b) annual incentive bonuses, but excluding other bonus and miscellaneous income including but not limited to severance pay, hiring and relocation bonuses, equity compensation income, imputed income arising under any Company group insurance or benefit program or any other special payments. The Committee, in its discretion, may establish a different definition of Eligible Compensation in advance of an Offering Period. The Committee shall have discretion to determine the application of the definition to Participants outside the United States, and in accordance with the requirements of Section 423 of the Code for Participants in the 423 Component.

“Effective Date” means April 29, 2022, the date on which the Plan was approved by the holders of shares of Common Stock entitled to vote at the 2022 annual meeting of shareholders of the Company.

“Eligible Employee” means any regular employee of the Company or a Participating Subsidiary or Affiliate who does not, immediately after the first day of an Offering Period, own (within the meaning of Section 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. The Committee, in its discretion, may determine from time to time, prior to the first day of an Offering Period (for each Option under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2), that the definition of Eligible Employee shall be subject to alternative eligibility requirements, consistent with the eligibility requirements permitted under Section 423 of the Code. For purposes of the foregoing, alternative eligibility requirements may include or exclude an individual if they (a) have been employed less than two years; (b) are customarily employed 20 hours or less per week; (c) are not customarily employed more than five months in any calendar year; or (d) are a highly compensated employee, within the meaning of Section 414(q) of the Code, or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, each such eligibility requirement to be applied with respect to an Offering in a manner complying with Section 423 of the Code to the extent required.

For purposes of the Plan, “employee” means any individual in an employee-employer relationship with the Company or a Participating Subsidiary or Affiliate who is treated as an employee for purposes of Section 423 of the Code. For purposes of the Plan, an individual will be an “employee” of or be “employed” by the Company or a Participating Subsidiary or Affiliate for any Offering only if such individual is treated by the Company or such Participating Related Company as its employee, including, in the case of the 423 Component, for purposes of employment taxes and wage withholding for federal income taxes, regardless of any subsequent reclassification by the Company or any Participating Related Company, any governmental agency or any court.

“Fair Market Value” means the average of the high and low per share trading prices (or the average of the opening and closing per share trading prices, or the closing trading price, if so determined by the Committee) for the Common Stock on the New York Stock Exchange during regular session trading as reported by The Wall Street Journal or such other source the Committee deems reliable for a single trading day. The Committee may vary its determination of the Fair Market Value to the extent required to comply with applicable local laws.

“Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 6.1(a).

“Offering Date” means, for any Offering Period, the first day of such Offering Period.

“Offering Period” means each period designated by the Committee as further described in Section 6.1(a).

“Option” means an option granted under the Plan to a Participant to purchase shares of Common Stock.

“Participant” means an Eligible Employee who has complied with the provisions of Section 6.1(b).

“Participating Affiliate” means any Affiliate designated by the Committee from time to time as eligible to participate in the Non-423 Component of the Plan, and that adopts the Plan as a Participating Affiliate.

“Participating Subsidiary” means any Subsidiary designated by the Committee from time to time as eligible to participate in the 423 Component of the Plan, and that adopts the Plan as a Participating Subsidiary.

“Plan” means The Boeing Company Global Stock Purchase Plan.

“Plan Year” means the calendar year.

“Purchase Date” means, with respect to any Offering, the last day on which the Common Stock is traded on the New York Stock Exchange during the Offering Period, or the last day of any Purchase Period established by the Committee with respect to any Offering.

“Purchase Period” with respect to any Offering means one or more consecutive purchase periods within an Offering Period as designated by the Committee for any Offering, the last day of which shall be the Purchase Date for such Purchase Period as further described in Section 6.1(a).

“Purchase Price” with respect to any Offering or any Purchase Period has the meaning set forth in Section 6.2(b).

“Subsidiary” means any corporation (other than the Company), domestic or foreign, whether now or hereafter existing, that is in an unbroken chain of corporations beginning with the Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 100% of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Section 424(f) of the Code but substituting 100% for the 50% threshold described therein.

Section 3. Administration

3.1    Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the power to: (1) determine when the initial and subsequent Offering Periods and any Purchase Periods will commence; (2) interpret the Plan and the Offerings; (3) adopt such rules for the administration, interpretation, and application of the Plan as are consistent with the Plan and, in respect of the 423 Component, Section 423 of the Code; and (4) interpret, amend, or revoke any such rules. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any eligible person. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

3.2    Delegation by Committee. Notwithstanding the foregoing, the Committee may delegate any of its authority or responsibilities under the Plan to a subcommittee of the Board or to any Authorized Officer.

3.3    Eligible Employees Outside the United States. The Committee may adopt such rules, procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are citizens or residents of a non-U.S. jurisdiction and/or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 4.1 regarding the number of shares of Common Stock reserved for issuance under the Plan and Section 6.2(b) regarding the Purchase Price, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, any such sub-plan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the application of the definition of Eligible Compensation to participants on payrolls outside of the United States, handling of payroll deductions and other contributions, taking of payroll deductions and making of other contributions to the Plan, establishment of bank or trust accounts to hold contributions, payment of interest, establishment of the exchange rate applicable to payroll deductions taken and other contributions made in a currency other than U.S. dollars, obligations to pay payroll tax, determination of beneficiary designation requirements, tax withholding procedures and handling of stock certificates that vary with applicable local requirements.

Section 4. Shares Subject to the Plan

4.1    Authorized Number of Shares

(a)    Authorized Shares. The aggregate number of shares of Common Stock which may be sold pursuant to Offerings under the Plan, subject to adjustment as provided in Section 7.2, shall not exceed 12,000,000 shares.

(b)    Source of Authorized Shares. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company (in the open market or in private transactions) and which are being held as treasury shares.

(c)    Changes to Stock. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock for purposes of the Plan.

Section 5. Eligibility

5.1    Initial Eligibility. Any individual who is an Eligible Employee on the first day of an Offering Period will be eligible to participate in the Offering commencing on such date, subject to the terms and conditions of the Plan.

5.2    Leaves of Absence. For purposes of participating in the Plan, a Participant on a leave of absence will be deemed an employee while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary or Affiliate or is legally protected under applicable laws. If a leave of absence exceeds three months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship will be deemed to have terminated on the first day immediately following the end of the three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

5.3    Participation. The provisions of the Plan will be construed so as to extend and limit participation in the 423 Component a manner consistent with the requirements of Code Section 423. An Eligible Employee may become a Participant in any Offering by entering an electronic election to participate and a payroll deduction authorization with the Committee’s designee. Payroll deductions will begin on the first day of the Offering Period and will end on the applicable end date of the Offering Period (or any interim Purchase Periods), unless withdrawn by the Participant or sooner terminated in accordance with Section 6.3.

5.4    Non-U.S. Employees and Transfers. Individuals that transfer to the United States, become Eligible Employees of the Company or a Participating Subsidiary or Affiliate and are placed on a U.S. payroll of the Company or a Participating Subsidiary or Affiliate may not participate in an Offering of the 423 Component that had a start date prior to such transfer. Such Eligible Employees may participate in an Offering of the 423 Component that begins on or after such transfer date by entering into an electronic election to participate and a payroll deduction authorization for such Offering of the 423 Component. Individuals that transfer outside the United States, become Eligible Employees of the Company or a Participating Subsidiary or Affiliate and are placed on a non-U.S. payroll of the Company or a Participating Subsidiary or Affiliate may not participate in an Offering of the Non-423 Component that had a start date prior to such transfer. Such Eligible Employees may participate in an Offering of the Non-423 Component that begins on or after such transfer date by entering into an electronic election to participate and a payroll deduction authorization for such Offering of the Non-423 Component. A Participant who transfers outside the U.S. and is no longer on a U.S. payroll of the Company or a Participating Subsidiary or Affiliate will be treated as having terminated participation in the 423 Component. A Participant who transfers to the U.S. and is no longer on a non-U.S. payroll of the Company or a Participating Subsidiary or Affiliate will be treated as having terminated participation in the Non-423 Component.

Section 6. Offerings, Participation and Payroll Deductions

6.1     Grant of Options

(a)    In General. Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings during which shares of Common Stock may be purchased by Participants. Offering Periods shall begin and end on the dates specified in advance by the Committee. With respect to each Offering, enrollment by an Eligible Employee in the Plan as of the first day of an Offering Period in accordance with the requirements of this Section 6.1 will constitute the grant by the Company to such Participant of an Option on such date to purchase as many full and fractional shares of Common Stock as the Eligible Employee may purchase with up to 15% of the Eligible Compensation he or she receives during the Offering Period (or during any portion of the Offering Period as the Eligible Employee may elect to participate). An Offering Period under the 423 Component may not exceed 27 months, and an Offering Period under the Non-423 Component may not exceed five years.

The Committee may establish in advance of an Offering one or more consecutive purchase periods (each, a “Purchase Period”) within an Offering Period, the last day of which shall be the Purchase Date for such Purchase Period.

(b)    Election to Participate. Each Eligible Employee who elects to participate in the Plan shall communicate to the Company, in accordance with procedures established by the Committee, an election to participate in the Plan whereby the Eligible Employee designates a stated whole percentage equaling at least 1%, but no more than 15%, of their Eligible Compensation during the Offering Period to be deposited periodically in their Account under Section 6.1(c). The cumulative amount deposited in the Account during an Offering Period with respect to any Eligible Employee may not exceed the limitation stated in Section 6.1(a). A Participant’s election to participate in the Plan shall continue in effect during the current and subsequent Offering Periods until changed pursuant to Section 6.1(c).

(c)    Accounts. The Company shall maintain an Account for each Participant and shall credit to that account in U.S. dollars or the currency in which the employee is paid, as determined by the Committee, all amounts received under the Plan from the Participant. No interest will be paid to any Participant or credited to their Account under the Plan with respect to such funds, unless otherwise required by the laws of the jurisdiction where the payroll deductions or other contributions are made, as determined by the Committee. Subject to the limitation in Section 6.1(a), all amounts credited to a Participant’s Account shall be used to purchase Common Stock; provided, however, a Participant’s Account may be refunded to them on receipt by the Company prior to a Purchase Date in accordance with procedures established by the Company, of a Participant’s request for such a refund. Credits to an Eligible Employee’s Account shall be made by payroll deduction or by other alternate payment arrangements, in accordance with rules and procedures established by the Committee. An Eligible Employee may stop the periodic credits to their Account for future periods by filing a new election amount at any time during an Offering Period. The change shall become effective in accordance with the Committee’s rules and procedures as soon as administratively practicable after the Company receives the election.

(d)    Purchase Limitations. No Eligible Employee will be permitted to purchase more than 2,000 shares of Common Stock in any Offering Period. The Committee will have the discretion to impose a different limitation in advance of any Offering Period. No Eligible Employee shall be permitted to purchase Common Stock pursuant to an Option under the 423 Component or an option under any other employee stock purchase plan of the Company or of any Participating Subsidiary or Affiliate which is intended to qualify under Section 423 of the Code, at a rate which exceeds $25,000 in Common Stock (determined by reference to the Fair Market Value of a share of Common Stock on the Offering Date) for each calendar year in which any Option granted to the Eligible Employee is outstanding at any time.

6.2    Exercise of Option

(a)    In General. Subject to the limitation in 6.1(a), on each Purchase Date, the entire Account of each Participant shall be used to purchase at the Purchase Price whole and/or fractional shares of Common Stock subject to the Option. Each Participant automatically and without any act on their part will be deemed to have exercised their Option on each Purchase Date to the extent that the amounts then credited to the Participant’s Account under the Plan are used to purchase Common Stock.

(b)    Purchase Price Defined. The Purchase Price per share of Common Stock to be paid by each Participant on each Purchase Date shall be an amount specified by the Committee in advance of each Offering, which amount may be no less than 85% of the lower of (i) the Fair Market Value of a share of Common Stock on the Offering Date and (ii) the Fair Market Value of a share of Common Stock on the Purchase Date.

(c)    Accounts. The Company shall cause to be maintained an Account for each Participant to reflect the whole and fractional Common Stock purchased under the Plan by the Participant. Upon exercise of an Option by a Participant pursuant to Section 6.2(a), the Company shall cause whole and/or fractional shares of Common Stock purchased at that time to be issued to the Participant’s Account.

6.3    Rights on Termination of Employment or Change in Participating Subsidiary or Affiliate Status. If a Participant terminates employment for any reason, or if the entity that employs a participant ceases to be a Participating Subsidiary or Affiliate, as the case may be, then to the extent practicable, no further amounts shall be credited to the Participant’s Account from any pay due and owing with respect to the Participant after termination of employment. Thereafter, all amounts credited to such a Participant’s Account that have not been used to purchase Common Stock shall be returned to the Participant (or the Participant’s estate, in the event of the Participant’s death).

Section 7. Adjustments

7.1    No Corporate Action Restriction. The existence of the Plan or any Option granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any subsidiary, (e) any sale or transfer of all or any part of the Company’s or any subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any subsidiary. No Participant or any other person shall have any claim against any member of the Board or the Committee, the Company or any subsidiary, or any employees, officers, shareholders or agents of the Company or any subsidiary, as a result of any such action.

7.2    Recapitalization Adjustments. In the event of a dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) other than regular cash dividends, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, change in control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event that affects the Common Stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, the Board shall equitably adjust (a) the maximum number and kind of securities available for issuance under the Plan, (b) the aggregate maximum number and kind of securities that may be issued with respect to any Offering Period, (c) the number and kind of securities that are subject to outstanding Options, and (d) the appropriate value and other price determinations applicable to Options. No adjustments to outstanding Options will be made for dividends paid in the form of stock.

Section 8. Amendment and Termination

The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that no amendment that would amend or modify the Plan in a manner requiring shareholder approval under Section 423 of the Code, the requirements of any securities exchange on which the shares are traded or other applicable law shall be effective unless such shareholder approval is obtained. Unless sooner terminated by the Board or the Committee, the Plan shall terminate upon the date on which all shares available for issuance under the Plan have been sold.

Section 9. General

9.1    Assignability. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant other than by will or the laws of descent and distribution, and Options shall be exercisable during the Participant’s lifetime only by the Participant.

9.2    No Individual Rights. Nothing in the Plan or any Option shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or Affiliate or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate a Participant’s employment or other relationship at any time, with or without cause. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary or Affiliate, except to the extent required by law.

9.3    No Rights as a Shareholder. A Participant shall not be deemed to be a shareholder of the Company, nor have any rights or privileges of a shareholder, with respect to the number of shares of Common Stock subject to an Option, unless and until the Participant’s Option is exercised pursuant to the Plan and the shares purchased by the Participant have been credited to the Participant’s Account.

9.4    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

9.5    Successors. All obligations of the Company under the Plan with respect to Options shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

9.6    Severability. If any provision of the Plan or any Option is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of the Plan and any such Option shall remain in full force and effect.

9.7    Choice of Law. The Plan, all Options granted thereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof, except as otherwise expressly provided in an applicable sub-plan.

9.8     Indemnification. Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an Authorized Officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement thereof, with the Company’s approval, or paid by them in satisfaction of any judgment in any such claim, action, suit or proceeding against them; provided, however, that they shall give the Company an opportunity, at its own expense, to handle and defend such claim, action, suit or proceeding before they undertake to handle and defend the same on their behalf, unless such loss, cost, liability or expense is a result of their own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

9.9    No Interest. No interest will be paid or allowed on any money in Participants’ Accounts, except to the extent payment of interest is required by the laws of any applicable jurisdiction.

9.10    Tax Withholding. To the extent any (a) grant of an Option, (b) purchase of shares, (c) disposition of shares purchased under the Plan, or (d) other aspect of participation in the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from an employee’s compensation, cash payments to the Company or any Subsidiary or Affiliate by an employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company.

9.11    Issuance of Shares. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933 or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity. The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act of 1933, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws. To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

9.12    Section 409A of the Code. The 423 Component of the Plan is intended to be exempt from the application of Section 409A of the Code and, to the extent not exempt, is intended to comply with Section 409A of the Code, and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A of the Code. In furtherance of the foregoing and notwithstanding any other provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision of the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Committee may, but shall not be obligated to, amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Option to comply with Section 409A of the Code. Notwithstanding the foregoing, the Company and any of its Subsidiaries or Affiliates shall have no obligation to reimburse, indemnify or hold harmless a Participant or any other party if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that any Option to purchase Common Stock under the Plan is exempt from or compliant with Section 409A of the Code or otherwise qualifies for special tax treatment under the laws of the United States or jurisdictions outside the United States.